EXHIBIT 99
BOB EVANS FARMS ANNOUNCES ORGANIZATIONAL CHANGE
Tod Spornhauer to resign as chief financial officer as of Jan. 3; Chief Risk and Compliance Officer Richard Green to serve as interim CFO while nationwide search for replacement continues
COLUMBUS, Ohio — Oct. 19, 2010 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced an organizational change in its senior management team.
Chief Financial Officer Tod Spornhauer has decided to resign his position, effective Jan. 3, 2011. Spornhauer joined Bob Evans in 1991 and has held a variety of progressively responsible positions, most recently serving as chief financial officer since September 2009.
“After 19 years with Bob Evans, I’ve reached the point in my life where I want to do something different,” Spornhauer said. “My first career in accounting and finance has been very rewarding and has provided me the opportunity to pursue a second career in teaching where I can give something back, in addition to spending more time with my family. I am grateful for the nearly two decades I’ve spent at Bob Evans, and I will do whatever I can to ensure an orderly transition as the Company searches for my successor.”
“We thank Tod for his dedication and his many contributions during his career at Bob Evans,” Chairman and Chief Executive Officer Steve Davis said. “He has made many improvements to the financial reporting and corporate finance functions during his 19 years here, and our balance sheet and overall financial position are solid due in large part to his leadership and talent. We wish him all the best as he embarks upon the next stage of his life.”
The Company will conduct a national search for a new chief financial officer. After Jan. 3, Chief Risk and Compliance Officer Richard Green will serve as interim chief financial officer until the Company identifies Spornhauer’s full-time successor. Green joined Bob Evans in February. He most recently served for three years at Embarq Corporation (now CenturyTel), including two years as chief accounting officer. Green also spent 15 years in various finance roles at Sprint Corporation, worked 12 years in public accounting for Deloitte and Touche, and is a certified public accountant.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the first fiscal quarter (July 30, 2010), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.
Contact:
David D. Poplar
Vice President of Investor Relations
(614) 492-4954

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